Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

May 5, 2020

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TOTAL Holdings USA, Inc. 2020 Employee Shareholder Plan of our third-party report dated January 21, 2020, concerning our estimates of the proved oil, condensate, and gas reserves, as of December 31, 2019, of certain properties owned or controlled by PAO Novatek, which is included as Exhibit 15.3 to the Annual Report on Form 20-F of TOTAL S.A. for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 20, 2020, and amended on April 14, 2020, and to the reference to our firm under the heading “Statement by experts” in such Annual Report.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716